ABM PROCESSING AGREEMENT

THIS AGREEMENT dated the 28th day of October, 1998.

BETWEEN:

TNS Smart Network Inc., a Corporation incorporated under the laws of the Province of Ontario, 191 West Mall Rd., Suite 1000, Etobicoke, Ontario, M9C 5K8.

(hereinafter referred to as "TNS")

- and -

VENCASH CAPITAL COPORATION, a Corporation incorporated under the laws of the Province of Calgary, #8, 1236-38th Avenue North East, Calgary, Alberta, T2E 6N2.

(hereinafter referred to as the "Channel").

WHEREAS TNS, as a non-financial institution and a Member of Interac as an Indirect Connector, is in the business of providing switching services for shared cash dispensing, data processing, and other associated services in connection with the network, switches, gateways and the operation of electronic data capture equipment, including and not limited to automated banking machines.

AND WHEREAS the Channel wishes to engage the services of TNS to perform data processing and other services in order to provide to the Channel an on-line or dial-up system connecting one or more ABM's either owned, leased or supported by the Channel.

AND WHEREAS the Channel also wishes to participate in an electronic interchange and clearing relationship with financial institutions, other non-financial companies utilizing the System and with other entities that establish an electronic interchange and clearing relationship with TNS and the System consisting of the applications set forth herein and those set forth in Schedule "A", attached hereto and made a part of this Agreement.

NOW THEREFORE, TNS and the Channel hereby agree as follows

I. Definitions

For the purpose of this Agreement:

"A Key" shall mean the sixteen (16) character numeric string used to encrypt PINs.

"ABM" and "ABM Device" shall mean an Interac compliant card-activated electronic device which enables Cardholders of issuing Financial Institutions to directly initiate and complete Transactions, without the intervention or assistance of clerks, merchants or other persons, i.e., an Automated Banking Machine or Automated Teller Machine.

"Access Card" shall mean a magnetically encoded plastic card shall include a debit card, a credit card, and banking card or a combination or variation thereof. In addition, such card may be encoded or decoded for all practical purposes, in connection with the operation and intent of the Access Card.

-"Cardholder" shall mean a person having legal possession of an Access Card obtained from a Financial Institution.

"Data" shall mean a representation of facts, concepts or computer instruction in a formalized manner suitable for communication, interpretation or processing.

"DES" shall mean the Data Encryption Standard approved for use or supported by Interac, having a 64-bit block size and using a 56-bit key during encryption.

"Effective Date" shall mean the date of execution of this Agreement by the parties hereto.

"Financial Institution" shall mean any chartered bank, bank, trust company, credit union, caisse populaire or other financial services organization engaged directly or indirectly in providing financial services.

"Initial Term" shall mean the term of this Agreement, commencing with the Effective Date and concluding with the date of its termination, and shall not include such continuation of the Agreement as may be brought about by a renewal.

"Interac" shall mean the interactive data communications network used by authorized financial institutions of the Interac Association for electronic interchange of messages and for shared cash and other banking related transactions.

"Interchange Fee" shall mean the fees payable by TNS to the Channel described in Schedule "A" attached hereto.

"Participating Financial Institutions" shall mean financial institutions that participate in the TNS System.

"PIN" shall mean a unique personal identification number assigned to the Cardholder for security purposes.

"POS" shall mean the use of the electronic network and computer switch for the performance of point of sale transactions which result in a debit or credit to a financial institution account customer.

"SCD Devices" shall mean automatic banking machines configured for shared cash dispensing.

"Settlement' shall mean the reconciliation of accounts and such transaction records as may pertain thereto, and may include the payment or transfer of funds.

"Services" shall mean the services being provided by TNS to the Channel, pursuant to this Agreement, the particulars of which are contained in Article 2.

"Switch" shall mean a TNS operated telecommunications and processing system which receives and routes transaction messages to and from ABM Devices and Financial Institutions.

"System" shall include such procedures, processes, forms, documents, hardware, software and human resources necessary to implement and maintain the switching services for shared cash dispensing, data processing, and other associated services in connection with the network, switches, gateways and operation of electronic data capture equipment, including but not limited to automated banking machines, all as provided by TNS.

"Telecommunication Equipment" shall mean all telecommunications equipment, including but not limited to modems, communication lines and other special telecommunications devices required from time to time to support any ABIVI Device on which Transactions are being made, or any terminals processing services and software services.

"Telecommunication Service" shall mean services and related equipment supplied by a publicly switched telephone company that are required to transmit data on Telecommunications Equipment to and from an ABIVI Device thereby enabling a Cardholder to execute a Transaction.

"TNS Network" shall include such companies, businesses, institutions and persons as may, from time to time, be employed or contracted with or by or otherwise affiliated with TNS for the purpose of providing the services included in or associated with the System.

"Transaction" shall mean any withdrawal or transfer of funds or any balance inquiry initiated by a Cardholder.

2. Service

A. Applications Provided. TNS agrees to perform for the Channel and the Channel engages TNS to perform, data processing and other services in order to provide to the Channel the System and the applications set forth in Schedule "A". TNS further agrees to perform for the Channel such additional services as the Channel may engage TNS to perform in order to provide additional applications which applications shall be included within the term "System" under this Agreement. The Channel further engages TNS to provide Transaction settlement of all items generated by debit card transactions. The Channel agrees that throughout the initial term and any renewal term of this Agreement as set out in Section 4 A:

(i) it will process with TNS all accounts associated with each System application provided to the Channel under this Agreement-, and,

(ii) it will cause a direct routing to TNS and the System of all messages pertaining to transactions in which an authorized card is used in the Channel's ABM Device.

B. Authorization Settlement. If the holder of an Access Card requests a cash withdrawal and such Cardholder has sufficient available funds to cover the withdrawal, the System will update such Cardholder's account and transmit instructions to the ABM Device to release funds equal to the dollar amount so updated to a designated account. If such Cardholder's account does not contain sufficient available funds, the System will not update the account or authorize the release of funds .

C. Operating Instructions. TNS may from time to time provide the Channel with instructions, directives and related documentation governing settlement, the clearing and reconciliation of ABM Device transactions, and other operational matters pertaining to the System. Such instructions, directives and related documentation shall hereinafter be referred to as the "Operating Instructions". TNS may Include in the Operating Instructions any instructions or directives provided to TNS by any third party with which TNS conducts ABM Devices messages communication. Such Operating Instructions are subject to amendment from time to time, at the pleasure of TNS. The Channel shall comply with all such Operating Instructions as may be in effect from time to time. Such Operating Instructions shall comply with Interac regulations. The Channel will have five (5) business days from the date of delivery of amendments to the Operating Instructions within which to comply with such amendments.

D. ABM Devices. If the Channel owns, establishes or leases ABM Devices, each such ABM Device and the necessary hardware and software used in the operation or support of the ABM Device, shall meet technical requirements established by TNS and Interac. The Channel shall be responsible for monitoring, balancing the ABM at a minimum of every 14 days, insuring equipment and contents against all perils, entry of the "A Key", alarm services, screen language, ABM supplies, any other client support, and stocking such ABM Devices with cash, and shall bear any and all loss or damage to such ABM Devices and their contents, providing such loss or damage is not caused by TNS, the TNS Network or the System.

All such ABM Devices shall be available and functioning 98% of the time during any twenty four hour period and in good operating condition for processing transactions and for use by holders of authorized Access Cards during the normal business hours of the premises in which the ABM Device is located, subject only to:

(i) such restrictions as are reasonably necessary for security;

(ii) necessary maintenance; and

(iii) events beyond the reasonable control of the Channel.

Subject to applicable law, each holder of an Access Card which has been authorized for use by the Cardholder's Financial Institution for the purpose of obtaining financial services through Interac, shall have the same non-discriminatory access to the ABM Devices owned, established or operated by the Channel. The Channel Is responsible and liable that the DES encryption device in the ABM meets the Interac guidelines as approved by TNS, and is subject to applicable law and to applicable agreements between the Cardholders and the entity through which the authorized Access Card was issued. Such non-discriminatory access shall allow such Cardholder to perform all transactions that are set forth in such Operating Instructions as may be supplied from time to time by TNS. TNS shall have the right to inspect and audit the ABM Device and its functionality at any time to ensure Interac regulatory compliance. The Channel covenants that each ABM Device will meet the technical requirements established by TNS.

E. System Availability. The System will be available twenty-four (24) hours per day, seven (7) days per week, except for:

(i) such time as may be set aside by TNS for file reorganization;

(ii) such time as may be set aside by TNS for data centre maintenance or reconfiguration; and

(iii) events beyond the reasonable control of TNS.

F. Participation in TNS Smart Network. The Channel hereby agrees to participate in the TNS Network and agrees to cooperate with TNS and the participating Financial Institutions and companies in the effective operation of the TNS Network and the System, including, as examples but without limitation, clearing and settlement of transactions, error resolution within applicable time limits, i.e. within two (2) business days unless otherwise prescribed by a participating institution. resolution of customer service complaints, protection of the security of the System, and cooperation in such matters with issuers of Access Cards and with operators of ABM Devices.

G. Reporting. TNS shall provide the Channel with daily transaction reports or other periodic reports, either electronically or in writing, reflecting services provided at the Channel's ABM Devices and transactions acquired and processed. The format and frequency of such reporting shall be as set forth in the aforesaid Operating Instructions. The Channel Will inspect and review all reports created from information transmitted or delivered by TNS and reject all incorrect reports within five (5) business days after receipt thereof. Failure to so reject any report shall constitute acceptance thereof.

H. ABM Site Locations. Site locations for each ABM Device placed in service shall include the site locations and any additions thereto, attached hereto as Schedule C and made a part of this agreement. The Channel and TNS hereby mutually agree that from time to time the Channel may add site locations for the installation of additional ABM Devices or that the Channel may request that an ABM Device currently included as part of this agreement may be moved to a different site location. In such case, each party hereby mutually agrees that any additional ABIVI Devices placed in service by the Channel will be included by written notice to TNS and TNS will add to and include the ABM Device as part of this agreement under the provisions, terms and conditions hereof. In the event the Channel desires to relocate an ABM Device covered under this agreement, TNS will implement the relocation of each such ABM Device and include the relocated equipment under the same terms and conditions hereof.

I. Additional ABM Devices. Any ABM Device added to the system and made subject to the terms and conditions of this Agreement subsequent to the "Effective Date", shall remain on the system and subject to the aforesaid terms and conditions for the balance of the term of the Agreement during which the said ABM Device was added to the system, and for such successive terms as may be brought about by reason of any renewal of the Agreement as defined in Section 4A.

J . Surcharging. TNS will make available, upon the Channel's request, a surcharge that Will be levied to all Interac network transactions. Surcharging cannot be applied to MasterCard, Cirrus or any other non-Interac network at this time. A surcharge screen will be displayed in either French or English and said surcharge must be approved by the Cardholder at which time they may proceed with or cancel the transaction. The surcharge amount will be consistent for all of the Channel ABM Devices unless the Channel has contracted to set separate surcharges at different ABM Devices. The charge to the Channel for setting such surcharge rates is stated in Schedule "A".

3. Cost of Services

A. Initial Fee. The Channel agrees to pay TNS a one-time enrolment fee of One Thousand Dollars ($1,000,00) on the Effective Date as the TNS program entrance fee. (Renewal as of October 1, 1998)

B. Pricing. Channel shall pay TNS for the data processing and other services set forth in Schedule "K in accordance with the pricing schedule set forth therein. If TNS provides services in addition to those set forth in Schedule "A", the Channel shall pay TNS for the additional services in accordance with a pricing schedule to be attached hereto. All payments under this Agreement shall be made on a daily basis or on such other periodic basis as TNS may determine, by electronic funds transfer to TNS from the Channel's Settlement Account, such transfers hereby being authorized by the Channel. TNS may also utilize invoices under this Agreement. Any amounts that remain unpaid for more than thirty (30) days after the date of invoice shall bear interest at the lesser of eighteen percent (18%) per annum calculated on a three hundred sixty-five (365) day year or the maximum nonusurious rate allowed by law or be deducted from the Interchange Fee due to the Channel.

C. Interchange Fees. For each transaction performed through the use of the Channel's ABM Device, the Channel shall receive the appropriate Interchange Fees, if any, outlined in Schedule A. This fee will be paid monthly net of any outstanding invoices due to TNS.

D. Settlement Accounts. in order to facilitate the settlement of Transactions and the payment of all fees and deductions, the Channel shall establish and maintain a clearing account, referred to herein as the "Settlement Account", with a Financial Institution designated by TNS and specified in Schedule "A". Such account shall be maintained in the amount, in its entirety, specified in Schedule "A" and TNS shall be authorized by the Channel to debit and credit the said account subject to the terms of this Agreement. The Channel agrees to notify TNS promptly of any errors or inconsistencies in the settlement of Transactions.

The Channel shall cause its retailers to establish and maintain clearing accounts or "Settlement Accounts" which the Channel and TNS shall each be authorized to debit and credit for the purpose of transaction settlement and the payment of all fees and deductions, and the Channel's retailers shall notify the Channel and TNS of any errors or inconsistencies in the settlement of transactions or payment of fees and deductions in a timely and expeditious manner.

E. Taxes. The Channel shall pay any applicable sales, excise or other tax levied by a duly constituted taxing authority against or upon any services provided by TNS under this Agreement, exclusive, however, of taxes based on TNS's net income or other taxes levied directly on TNS, which shall be paid by TNS. The Channel shall, in a timely manner, pay any such tax for which it is responsible if such tax is levied on or assessed against the Channel directly. If any such tax levied on or assessed against the Channel is paid by TNS, the Channel shall promptly reimburse TNS therefore.

F. Price Changes. TNS shall not change its pricing specified in Schedule 'A' for a period of one year from the effected date. TNS may thereafter change such prices and in such a manner as it shall deem appropriate subject to providing ninety (90) calendar days prior written notice to the Channel of such change. Any such changes in the price schedule shall at no time exceed a six-percent (6%) increase in total processing fees and shall remain in effect for not less then one-year from the effective date of the price change. Notwithstanding the foregoing, TNS may, subject to the provision of reasonable notice, pass on to the Channel any increase in operating costs pursuant to fee increases by:

1 ) the Interac Association; or,

2) the Bank of Montreal; or,

as a consequence of cost increases associated with third party services.

If so requested by the Channel, TNS shall provide satisfactory proof of any such Increase in a form and manner which is reasonable,

G. Network Upgrades and Device Certification. TNS hereby agrees to absorb and pay any and all costs associated with changes, modifications, upgrades. improvements to, or new features added to the TNS software providing services to or supporting ABM Devices currently certified by the TNS System. For greater certainty, TNS agrees to pay for all costs associated with changes to the TNS System required by Interac, or any Financial Institution or any other TNS vendor or supplier. Any device not currently certified by national networks affiliated with the TNS System, which the Channel wishes to certify will be at a cost borne and paid by the Channel in accordance with the cost of programming stipulated in Schedule 'A" attached hereto. Any device not listed in Schedule "A", will be herein considered a device not currently certified.

4. Term of Agreement

A. Initial Term and Renewal. The original term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years and shall be known as the "Initial Term". The Agreement will automatically renew for a successive three (3) year period at the end of the Initial Term of this Agreement and at the end of each renewal term until the Agreement is terminated by either party giving written notice of termination to the other party at least ninety (90) calendar days before the end of the Initial Term or before the end of any renewal thereof. Such termination shall not in any way affect the terms of any other agreements between the Channel and TNS. Upon any such termination of this agreement, TNS hereby agrees to settle any amounts due the Channel or to make any such adjustments to the Channel's Settlement Account, subject to the provisions of Section 7, Paragraph C, within thirty (30) calendar days of such termination. A full accounting of any such settlement will be provided to the Channel within thirty (30) calendar days from the date of termination.

5. Confidential Data, Trade Secrets and Service Mark Protection

A. Ownership: Trade Secrets. The Channel acknowledges that the System includes but is not limited to computer programs, procedures, forms, information and other materials that constitute trade secret processes and property of great value owned by TNS or its affiliates having been acquired through the expenditure of a significant amount of time, effort and money. The Channel further acknowledges that the foregoing are trade secrets of TNS or its affiliates, and that any disclosure of any of such trade secrets will result in a substantial monetary loss and irreparable damage to TNS or its affiliates. The Channel therefore agrees to treat all such programs, procedures, forms, information and materials owned by TNS or its affiliates confidentially and to safeguard them, by using the same care and discretion that the Channel uses with data that the Channel regards as confidential. The Channel further agrees not to disclose to any person, directly or indirectly, except as required in the proper performance of this Agreement, and except to its employees and agents provided the Channel ensures such employees and agents covenant to abide by the confidentiality obligations contained herein, any information regarding the System.

B. Service Marks. The Channel acknowledges that "TNS Smart Network" is a service mark of TNS Smart Network, and the Channel agrees that during the term of this Agreement:

(i) it will use the TNS service mark in, and only in, the manner authorized in writing from time to time by TNS; and,

(ii) it will use the service marks associated with Access Cards or ABM Devices in, and only in, the manner authorized in writing by TNS, by the issuer of the Access Card, or by the operator of the ABM Device. Upon termination of this Agreement for any reason whatsoever, any authorization granted to the Channel to use the TNS or any such other service mark will automatically cease and the Channel shall immediately cease all use of each such service mark, remove any display or use of such service mark on or around its ABM Devices, and destroy any copies of such service mark which the Channel is using or has in its possession or control. Within five (5) days after such termination, the Channel shall deliver to TNS a written certification executed by an officer of the Channel that the Channel has fully complied with the provisions of this Section.

Notwithstanding the terms and conditions described in Section 5.B.(ii), the Channel may submit to TNS a written request to enter Into an agreement, which is separate and apart from this agreement, and under which the Channel may be authorized to use or continue to use the TNS service mark subsequent to the termination of this agreement. The terms and conditions of such a separate agreement shall be to the satisfaction of TNS, and the acceptance or rejection of any submission, agreement or any of the terms and conditions as may be proposed by the Channel shall be at the pleasure of TNS.

C. Confidentiality. Except as otherwise provided herein, TNS and the Channel each agree that all pertinent business information communicated to each by the other in connection with this Agreement, whether before the Effective Date or during the term of this Agreement, and including the existence and the terms hereof, shall be received in strict confidence, shall be used only for purposes of this Agreement, and, except as required by legal, accounting or regulatory requirements beyond the reasonable control of the recipient party, shall not be disclosed by the recipient party, its agents, employees or assigns, without the prior written consent of the other party, provided, however, that the foregoing shall not apply to any portion of TNS or Channel's business information communicated in connection with the Agreement which:

(i) is now within or hereafter comes within the public domain;

(ii) is disclosed to either party by a third party which the receiving party has no reason to believe is not legally entitled to disclose such information;

(iii) is subsequently developed by the receiving party independently of any disclosures made by the other party hereunder;

(iv) is disclosed with the other party's prior written consent;

(v) is disclosed by the other party to a third party without similar restrictions; or

(vi) is disclosed by the receiving party pursuant to a requirement of a governmental agency or law.

Notwithstanding anything to the contrary herein, the receiving party may disclose the business information to third parties providing services to such party; provided, however, that the receiving party must secure execution by such third parties of a confidentiality agreement providing the same protection the other party is provided through the aforesaid provisions.

D. Retrieval. In the event the Channel's Data or relevant business information or the System or information or materials pertaining thereto, should come into the possession of unauthorized third parties, as a result of a breach of this Section, the breaching party shall, at its own expense, use its best efforts to retrieve such material and, if unsuccessful in such efforts, shall reimburse the non-breaching party for all reasonable expenses incurred in its attempting to retrieve such materials.

E. Remedies. The parties hereto agree that the Data and relevant business information are the valuable property of the Channel and the System and that all information and materials pertaining thereto are the valuable property and trade secrets of TNS, that any violation of the provisions of this Section would cause the parties irreparable injury for which they would have no adequate remedy at law, and that, in addition to any other remedies which the Channel or TNS may have, they shall be entitled to injunctive relief against such violation.

F. Development of Materials. All specifications, tapes, programs, forms, documents, enhancements and other materials developed in connection with the services provided by TNS hereunder shall be and remain at all times during and after the term of this Agreement the exclusive property of TNS.

G. Survival. The Channel and TNS hereby agree that if this Agreement is terminated for any reason, the provisions of this Section shall survive such termination and shall continue in full force and effect as if such termination had not occurred.

H. Third Party Service Marks. The Channel hereby acknowledges the reciprocal agreements of other networks, switches, institutions and other such parties affiliated with or who have agreed to provide electronic funds transfer services to TNS for the purposes of processing transactions in conjunction with the services hereby offered to the Channel. The Channel hereby agrees to abide by the rules and regulations of each such affiliated party governing their respective service marks and advertisements thereof. The Channel hereby agrees to submit to TNS for written approval and consent prior to displaying any such advertisements by the Channel. Such consents will not be unreasonably withheld. TNS shall provide such consent or rejection within 3 business days of receipt of Channel's submission. Failure to consent or reject such submissions within 3 business days shall constitute acceptance thereof.

6. Liability and Indemnification

A. Correction of Data. TNS will use due care in implementing the System and will, at its own expense, correct any transaction reports in which errors have been caused solely by TNS personnel, TNS programs, or malfunctions of TNS controlled machines. However, the expense to TNS for correcting such data shall be the only responsibility of TNS in connection with such errors. The Channel must notify TNS in writing of any errors subject to this Section within five (5) business days from the date that the Channel receives such transaction reports as indicate such errors. The failure of the Channel to provide such written notice within the aforesaid five (5) day period will be deemed to be an acceptance by the Channel of the accuracy of the data.

B. Unauthorized Use: Indeminification, TNS and the Channel agree to maintain procedures reasonably adapted to avoid any unauthorized use of the System. TNS shall have no liability to the Channel or to any ABM Device owner or operator, or to any other person, for any unauthorized use of any Access Card if such use has occurred at any time after TNS has advised the Channel that such card is not to be accepted- The Channel agrees to and hereby does indemnify and hold TNS harmless from and against any and all claims and damages arising from any unauthorized use of any Access Card at the Channel's ABM Device if such use has occurred at any time after TNS has advised the Channel that such card is not to be accepted.

C. Force Majeure. TNS shall not be liable for delays in processing or other nonperformance caused by such events as fires, telecommunication failures, equipment failures, power failures, strikes, riots, war, governmental regulations, nonperformance of TNS vendors and suppliers due to an event of Force Majeure, acts of God or other causes over which TNS has no reasonable control.

D. Third Party Indemnification. TNS hereby agrees to Indemnify and hold harmless the Channel from and against any third party claims arising out of TNS performance or non-performance of the terms of this Agreement, unless such claims were caused by the gross negligence or wilful misconduct of the Channel.

The Channel hereby agrees to indemnify and hold harmless TNS from and against any third party claims arising out of the Channel's performance or non-performance of the terms of this Agreement, unless such claims were caused by the gross negligence or wilful misconduct of TNS.

7. Termination

A- Termination for Default. If not terminated sooner in accordance with the terms hereof, either the Channel or TNS may terminate this Agreement upon default of the other party under this Agreement and failure of such defaulting party to cure such default within ninety (90) calendar days after receipt of written notice specifying the event of default claimed. If such default is not cured within such ninety (90) day period, the terminating party may give immediate written notice of termination at any time thereafter.

If an ABM Device is inoperable as a direct result of TNS' default hereunder other than by reason of Force Majeure, for a period of 72 consecutive hours the Channel shall be entitled to terminate this Agreement with respect to such ABM Device with five (5) business days notice to TNS.

B. Termination Upon Insolvency. The Channel or TNS may terminate this agreement forthwith upon notice to the other party if:

(a) either party applies for or consents to the appointment of, or the taking of possession by, a receiver or receiver/manager, custodian, administrator, trustee, liquidator or other similar official for a party or for all or any part of its business; or,

(b) either party commits an act of bankruptcy or makes a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or a similar statute of Canada or of any province or territory thereof or any other jurisdiction; or,

(c) either party institutes any proceeding seeking to adjudicate itself bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief of composition of itself or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity; or,

(d) any proceeding against either party:

(i) has adjudicated it a bankrupt or insolvent;

(ii) has resulted in the liquidation, dissolution, winding up, reorganization, arrangement, protection or relief or composition of a party or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection or debtors, or at common law or in equity; or

(iii) has resulted in an appointment of a receiver or receiver/manager for a party or for all or any material part of a party's assets and such appointment has not been stayed or discharged by it within ten (10) days from the date made .

C. Payment -Due Upon Termination. Upon any termination of this Agreement, all monies owing by the Channel to TNS or by TNS to Channel, together with any and all interest accrued and unpaid thereon, shall be due and payable at the time of termination. Notwithstanding termination of this agreement, the Channel shall be responsible for the settlement of all of the Channel's customers' accounts including all those back items through Interac and any other affiliate Networks, in accordance with Interac regulations, and all monies owing to TNS as a consequence of Interac trace-back transactions,

D. Termination by the Channal. The Channel may terminate this Agreement forthwith upon notice if TNS fails to pay the Channel the customer approved withdrawals and surcharges, if any.

8. Miscellaneous

A- Entire Agreement. This Agreement and the Schedules attached hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersedes all past agreements between the parties with respect to the subject matter hereof whether verbal or in writing. All such past agreements are expressly agreed to be void and of no continuing effect from and after the Effective Date.

B. Binding Nature and Assignment. This Agreement shall be binding on the parties and their successors and assigns but neither party may assign this Agreement without the prior written consent of the other, except to a wholly-owned subsidiary or the parent or a wholly-owned subsidiary of the parent of the assigning party.

C. Notices. All notices, orders, directives, requests or other written communications required or permitted to be given or sent pursuant to this Agreement, shall be deemed given if sent by facsimile, mailed by Canadian Postal Service, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

If to INS Smart Network:

Mischa Weisz
TNS Smart Network Inc.
191 West Mall Rd.
Etabicoke, Ontario, M9C SK8

Facsimile. (416) 410-0464

If to the Channel:

Joe Bowser
Vencash Capital Corporation
#8,1236-38th Avenue N.E.
Calgary, Alberta, T21E 8N2

Facsimile: (403) 735-3240

Any party may at any time change its address for notification purposes by mailing as aforesaid a notice thereof setting forth the new address, and the date on which the new address shall be effective.

D. Waiver. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

E. Severability. If any portion of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but if such provision does not relate to the payments to be made to TNS by the Channel and if the remainder of this Agreement shall not be affected by such declaration or finding, then each provision not so affected shall be enforced to the fullest extent permitted by law.

F, Headings . The headings of the sections of this Agreement are for the convenience of the parties and shall not be considered in any interpretation of this Agreement.

G Relationship of Parties. TNS, in furnishing the System to the Channel, is providing the System and its services only as an independent contractor. TNS does not undertake by this Agreement or otherwise to perform any obligation of the Channel, whether regulatory or contractual, TNS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by TNS hereunder unless otherwise provided herein .

H. Approvals. Consents, etc. Where agreement, approval, acceptance or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

I. Legal Fee . If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection With any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable legal fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.

J. Media Releases. All media releases, public announcements and public disclosures by either party hereto or its employees or agents relating to this Agreement or its subject matter, including, without limitation, promotional or marketing material, but not including any announcement intended solely for internal distribution by such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

K. Governing Law. The construction, enforceability, validity and interpretation of this Agreement shall be in accordance with the laws of the Province of Ontario.

L. Interac. The provisions in this Agreement are not to be interpreted so as to constitute in any manner whatsoever the Channel as a member of Interac.

M. Currency. All dollar amounts stated herein shall be Canadian currency unless specifically stated otherwise. In the event a currency amount is stated to be United States dollars, TNS agrees that the exchange rate shall be the Bank of Montreal's posted United States/Canadian dollar exchange rate on the date of the ABIVI Transaction.

N. Schedules. The Schedules attached to this agreement, "A" through "E", inclusive, form a part of this agreement and are to be construde as such.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day month and year first above written.

Signed, Sealed and Delivered
in the presence of

TNS Smart Network Inc. (TNS)
Per:/s/Mischa Weisz
Mischa Weisz
President and CEO

VENCASH CAPITAL CORPORATION (VENCASH)
Per:/s/Joe Bowser
Joe Bowser
President and CEO

SCHEDULE "A-12"

TERMS, RATES AND FEES

It is agreed that the following rates and fees are not subject to be increased for the period of this Agreement, except in accordance with Section 3, Paragraph F, of this Agreement. The Channel agrees to use, and TNS agrees to furnish the Services outlined herein for a term period of three (3) years beginning on or about__________, 199_. After each term period this agreement is automatically renewable at TNS current rates and fees which will not be increased by more than six percent (6%) per annum for a like term at the end of each term. According to this Agreement, both Channel and TNS shall have the right to void the automatic renewal, as provided in Section 4, Paragraph A of this agreement, by prior written notice to the other party. All other terms and conditions of the contract will continue to be in full force and in effect until service is terminated except for TNS's then current premium and fees.

BANK SETTLEMENT ACCOUNT AND MINIMUM BALANCE

The Channel hereby agrees to open and maintain a settlement account in the Bank of Montreal (Bank), Account Number____________, located in the City of_____________,County of__________, Province of ____. The settlement account shall be styled as_______________, bearing account number of and the

Authorized Signature(s) on the Account shall Be_____, located at the address first written above. Channel hereby agrees to maintain a minimum balance of good funds of not less than $5,000.00 at any time during the term of this agreement. Channel hereby agrees to replenish the account in any amount in which to maintain the minimum balance set forth herein within 10 days of written notice.

The Channel further agrees to provide TNS with access to the aforesaid account for the purpose of withdrawing such funds as are require to satisfy the terms of this agreement.

TNS will make all required settlements and reconciliations with the Channel and with such retailers as are affiliated with the Channel, directly to the Channel's and retailers' respective Settlement Accounts.

In the event TNS's reporting mechanisms detect an unusual or extraordinary amount of activity, TNS shall have the right to examine all ABM journal records and satisfy itself as to the propriety thereof prior to settlement.

SURCHARGE AND REBATES-12

(REVENUE)

SURCHARGE/REBATE

The following fees will be charged by the Channel for each transaction not subject to offset by third party cost, including fees and expenses of third parties affiliated with providing services in connection with the electronic transfer of funds. Any changes to the following fee schedule for any one or more ABM devices of the Channel will be by written notice to TNS in no less than 10 days prior to the effective date of such change requested by the Channel and further acknowledged in writing by TNS. The Surcharge will be paid at time of Settlement unless a surcharge split option has been chosen at which time the surcharge will be paid every two weeks.

1 . Surcharge per ABM debit monetary transaction $___per approved Interac, transaction for cash withdrawal or advance.

STANDARD ABM ON-LINE PROCESSING DEDUCTIONS AND FEES-12
(COST OF SERVICES - FIRMMARE DEVICES)

MONTHLY FEES (Please initial services required)

1. ABM Connect Fee for ABM Processing
Approved Transactions per Month	Charge
0-500	$50.00
501-1000	$25.00
1001 - and above	No Charge

ONE TIME THIRD PARTY SERVICE FEES AND RECURRING COST FOR EACH ABM DEVICE.

The following expense items are to be or incurred and paid by the Channel for the proposed location(s), referred to in Schedule "C" of this Agreement, of the ABM device(s).

1 Any and all installation, service and other cost associated with the installation of telecommunication lines installed by the Telephone company or companies to connect service to TNS.

2. Any and all installation, service or other such cost provided by a third party contractor associated with the installation of electrical services, telecommunication lines from the service connection provided by the utility company(s) to the ABM device.

3. Any and all installation, service or other such cost associated with the delivery and installation of the ABM device from the Channel's warehouse, storage facilities or other facility to the location in which the ABM device will be installed for service to the general public.

4. All other third party services associated with the installation of the ABM device.

CHANGE ORDER& OTHER SERVICE CHARGES-12

In the event the Channel changes the original ABM setup, including the original equipment placed in service, surcharge, rebate, display screens or any other such change without limitation, TNS shall be entitled to receive the following fees from the Channel upon completion of such changes.

ABM Connection Fee:
A one time setup fee for each ABM setup on the TNS System (20 units and above)	$80.00
2. Changes for surcharge and rebates for each type of equipment in service:	$75/ea
3. Advertising or other changes to display language on screen per ABM:	$75/ea
4. Changes in ABIVI Setup/location move/A13M in Service;	$75/ea
5. Logo Animation, Colour Display Changes (PC Based ABMs only):	$125/hr
6. Programming, Trouble shooting & Device Certification,	$125/hr
7. *Triton connect support:	$25/ea
8. *Surcharge splitting:	$10/ea
9. Funds transfer to other banking institutions:	$15/ea

**No GST or PST applicable.
*Monthly charges.

INTERCHANGE FEE TO THE CHANNEL'S ABM-12

The Transaction Interchange Fee pricing stated in Schedule D ("Interchange Fee") is the amount paid to the Channel. The fee schedule for ABIVI services is calculated on a percentage of set charges levied by the connected networks, switches and acquirers of transactions and are subject to change without notice to the Channel. The Channel hereby acknowledges and agrees that such fees may change without notice and such fees and charges herein described are third party cost deducted from

SEE ATTACHED SCHEDULE D - INTERCHANGE FEE

PROCESSING DEDUCTIONS PER TRANSACTION

The processing cost per transaction is the charge incurred by the Channel for each transaction processed on the TNS Smart Network Inc. (the "Processing Charge"). The Processing Charge is discounted as illustrated in Schedule E and is calculated on month end totals. All Processing Charges will be netted from the Transaction Interchange fee at month-end.

SEE ATTACHED SCHEDULE E - PROCESSING DEDUCTIONS PER TRANSACTION

SCHEDULE "B-12"

REPORTS TO BE FURNISHED

Reports listed in this schedule are intended to be representative of the reports to be produced by TNS but are subject to possible variation, eliminations, and additions due to local terminology and system requirements. The following reports will be in writing and mailed to Channel or electronically made available on the basis set out herein or monthly at Channels option.
Terminal Activity Switch Report:	Daily
Processor Settlement Report:	Daily
Automated Fee Settlement Report:	Daily

SCHEDULE "'C-12"

This Schedule C is attached to the TNS Smart Network ABM Processing Agreement entered into by TNS Corporation and the Channel, dated on this ___ day of_______________________.

The parties hereto agree, each new ABM added to the services provided by TNS shall become a part of this agreement and thereafter be included to the equipment list by attachment hereto.

ABM Model:____________________________________

ABM Seria Number:______________________________

ABM Location:__________________________________

SCHEDULE "D-12"
Interchange fee
Network	Interac	BMO	Circuit	Cirrus/Amex	Cirrus Int'l
Fee Per Transaction *U. S. Funds	$0.60	$0.60	$0.45	$0.40*	$2.00*

NOTE; Interchange Fees are paid monthly. All deductions are applied to the Interchange Fees prior to payment thereof. Charges, Fees and Deductions are subject to applicable taxes. Amounts/Pricing is in Canadian Dollars unless specified otherwise.

SCHEDULE "E-12"

Calculated Monthly
<alIGN=CENTER DIAL-UP COMMUNICATIONS*		PROCESSING DEDUCTION PER TRANSACTION
Monthly Transaction Volume		Interac	BMO	Circuit	Cirrus/Amex	Cirrus Int'l
Tier 1	0 to 50,000	$0.140	$0.140	$0.140	$0.140	$0.140
Tier 2	50,001 to 100,000	$0.120
Tier 3	100,001 to 200,000	$0.110
Tier 4	200,001 to 400,000	$0.100
Tier 5	400,001 and above	$0.090

*GST and/or PST applicable on communication portion only.

Approved Transaction:

- is a successful Cash Withdrawal/Advance

  Processing Deductions on Approved Transactions:

  Include Service Bureau deductions and Communication Charges

Processing Deductions on Non-Approved Transactions:

- all non-approved (unsuccessful, declined and status) transactions will be charged a Communication Charges of $0.06 per transaction

Communications Charges:

- a single communications charge applies to all transactions, approved, non-approved, status or any other type of data stream, based upon the first 20 second increment, (the average transaction requires 13 to 16 seconds), with an additional charge of $0.002 per second for each additional second beyond the first 20 seconds

SCHEDULE "E-12" (continued)

Calculated Monthly
<alIGN=CENTER 3201/3270 PACKET COMMUNICATIONS *		PROCESSING DEDUCTION PER TRANSACTION
Monthly Transaction Volume		Interac	BMO	Circuit	Cirrus/Amex	Cirrus Int'l
Tier 1	0 to 50,000	$0.090	$0.090	$0.090	$0.090	$0.090
Tier 2	50,001 to 100,000	$0.070
Tier 3	100,001 to 200,000	$0.060
Tier 4	200,001 to 400,000	$0.050
Tier 5	400,001 and above	$0.040

No GST or PST applicable

Approved Transaction:
is a successful Cash Withdrawal/Advance

Processing Deductions on Approved Transactions;
are retroactive to Tier 2 once Tiers 3,4 or 5 have been reached

Communications Charges: customer is responsible for communications costs plus 10% packet fee